Exhibit 99.1

nLIGHT Announces Retirement of CFO Ran Bareket; Joseph Corso Appointed Successor as of March 1

CAMAS, Wash., January 19, 2022 - nLIGHT, Inc. (Nasdaq: LASR), a global leader in semiconductor and fiber lasers, today announced that Ran Bareket, Chief Financial Officer, plans to retire from nLIGHT. Mr. Bareket will step down as CFO on March 1, 2022, following the filing of nLIGHT’s Annual Report on Form 10-K, and will continue to serve as an advisor through June 30, 2022, to facilitate a smooth transition.

“I would like to extend sincere thanks to Ran for his valuable contributions to nLIGHT over the last four years,” commented Scott Keeney, nLIGHT’s President and Chief Executive Officer. “Since joining nLIGHT, Ran has built a strong finance and accounting organization that will continue to serve us well in the years to come. We wish Ran all the best in his retirement."

"It has been a great pleasure to serve as CFO of nLIGHT since the IPO. I have the utmost confidence in the future of nLIGHT, and I am grateful for having had the opportunity to work with Scott and the rest of the executive team,” said Mr. Bareket.

nLIGHT also announced today that Joseph Corso, who currently serves as Vice President of Corporate Development and Investor Relations for nLIGHT, will be promoted to Chief Financial Officer, effective March 1, 2022. Prior to joining nLIGHT in 2020, Mr. Corso served as Global Co-Head of Electronics and Industrial Technology at Stifel, where he spent over 15 years advising publicly traded companies on a wide range of corporate finance and M&A transactions.

Commenting on Mr. Corso’s promotion, Mr. Keeney said, “I’ve worked with Joe for nearly a decade, and I am delighted to announce his promotion to CFO. Joe has been a member of our leadership team since he joined nLIGHT and is a proven leader. His unique combination of strategic finance experience and deep understanding of nLIGHT and our industry will enable him to make significant contributions as we continue to focus on creating long-term value for our shareholders.”

About nLIGHT

nLIGHT, Inc. is a leading provider of high-power semiconductor and fiber lasers for industrial, microfabrication, aerospace and defense applications. Our lasers are changing not only the way things are made but also the things that can be made. Headquartered in Camas, Washington, nLIGHT employs over 1,200 people with operations in the U.S., China, Finland, Korea and Italy. For more information, please visit www.nlight.net.

For more information, contact:
Joseph Corso
VP, Corporate Development and Investor Relations
nLIGHT, Inc.
(360) 566-4460
joe.corso@nlight.net